FOURTH AMENDMENT TO THE
FUND ACCOUNTING SERVICING AGREEMENT

THIS FOURTH AMENDMENT dated as of February 16, 2017, to the Fund Accounting Servicing Agreement, dated as of October 23, 2009, as amended January 24, 2013, October 24, 2013 and October 22, 2015 (the “Agreement”), is entered into by and between TRUST FOR PROFESSIONAL MANAGERS, a Delaware business trust, (the “Trust”) on behalf of the CONVERGENCE FUNDS (the “Funds”) and U.S. BANCORP FUND SERVICES, LLC, a Wisconsin limited liability company (“USBFS”).

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the Trust and USBFS desire to amend the fees of the Agreement; and

WHEREAS, Section 15 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree as follows:

Amended Exhibit B of the Agreement is hereby superseded and replaced with Amended Exhibit B attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Fourth Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

TRUST FOR PROFESSIONAL MANAGERS	U.S. BANCORP FUND SERVICES, LLC

By: /s/ John P. Buckel	By: /s/ Michael L. Ceccato
Name: John P. Buckel	Name: Michael L. Ceccato
Title: President	Title: Vice President

Amended Exhibit B to the Fund Accounting Servicing Agreement Trust for Professional
Managers – Convergence

Fund Administration, Fund Accounting & Portfolio Compliance Services Fee
Schedule at January, 2017

Domestic Equity and Balanced Funds

Annual Fee Based Upon Average Net Assets per Fund*
___ basis points on the first $___
___ basis points on the next $___
___ basis points on the balance
Minimum Annual Fee: $___ per fund

All Other Funds

Annual Fee Based Upon Average Net Assets per Fund*
___ basis points on the first $___
___ basis points on the next $___
___ basis points on the next $___
___ basis points on the balance
Minimum Annual Fee: $___ per fund

Additional fee of $___ for each additional class and/or for a Controlled Foreign Corporation (CFC)
Additional fee of $___ per manager/sub-advisor per fund
Tax Free Transfer In-Kind Cost Basis Tracking* – $___ per sub-account per year

Services Included in Annual Fee Per Fund
Advisor Information Source – On-line access to portfolio management and compliance information.
Daily Performance Reporting – Daily pre and post-tax fund and/or sub-advisor performance reporting.
USBFS Legal Administration (e.g., registration statement update)

All schedules subject to change depending upon use of unique security types requiring special pricing or accounting arrangements.

Data Services

Pricing Services

$___ – Domestic Equities, Options, ADRs, Foreign Equities, Futures, Forwards
$___ – Domestic Corporates, Convertibles, Governments, Agencies, Currency Rates, Mortgage Backed
$___ – CMOs, Municipal Bonds, Money Market Instruments, Foreign Corporates, Convertibles, Governments, Agencies,  Asset Backed, High Yield
$___ – Interest Rate Swaps, Foreign Currency Swaps, Total Return Swaps, Total Return Bullet Swaps
$___ – Bank Loans
$___ – Swaptions
$___ – Credit Default Swaps
$___ per Month Manual Security Pricing (>25per day)

Fair Value Services (Charged at the complex level)

$___ per security on the First 100 Securities
$___ per security on the Balance of Securities

Corporate Action and Factor Services (security paydown)

$___ per Foreign Equity Security per Month
$___ per Domestic Equity Security per Month
$___ per CMOs, Asset Backed, Mortgage Backed Security per Month

Third Party Administrative Data Charges (descriptive data for each security)

$___ per security per month for fund administrative data

NOTE: Prices above are based on using U.S. Bancorp primary pricing service which may vary by security type and are subject to change.  Use of alternative and/or additional sources may result in additional fees. Pricing vendors may designate certain securities as hard to value or as a non-standard security type, such as CLOs and CDOs, which may result in additional fees.

Amended Exhibit B to the Fund Accounting Servicing Agreement Trust for Professional
Managers – Convergence

Fund Administration, Fund Accounting & Portfolio Compliance Services Fee
Schedule (continued) at January, 2017

Miscellaneous Expenses
Including but not limited to, SWIFT processing, customized reporting, third-party data provider costs (including Bloomberg, S&P, Moody’s, Morningstar GICS, MSCI, Lipper, etc.), postage, stationery, programming, special reports, proxies, insurance, EDGAR/XBRL filing, retention of records, federal and state regulatory filing fees, expenses related to and including travel to and from Board of directors meetings, third party auditing and legal expenses, wash sales reporting (GainsKeeper), tax e-filing, PFIC monitoring, conversion expenses (if necessary) and CCO team travel related costs to perform due diligence reviews at advisor or sub-advisor facilities.

Additional Services
Available but not included above are the following services – additional legal administration (e.g., subsequent new fund launch), daily compliance testing, Section 18 compliance testing, Section 15(c) reporting, equity & fixed income attribution reporting, electronic Board book portal (BookMark), and additional services mutually agreed upon.

* Subject to annual CPI increase – All Urban Consumers – U.S. City Average.
Fees are calculated pro rata and billed monthly.

Fund Chief Compliance Officer (CCO) Services Annual Fee Schedule at January, 2017

Chief Compliance Officer Annual Fees*

$___ for the first fund (subject to Board approval)
$___ for each additional fund (subject to change based on Board review and approval)
$___ per sub-advisor per fund
Per advisor relationship, and subject to change based upon board review and approval.

* Subject to annual CPI increase – All Urban Consumers – U.S. City Average.
Fees are calculated pro rata and billed monthly.

Advisor’s signature below acknowledges approval of the fee schedule on this Amended Exhibit B.

By:Convergence Investment Partners, LLC
Name: /s/ David J. Abitz	Title: President
Date: 2/20/2017